Exhibit 99.1

NEWAGE, INC. ANNOUNCES NEW CHAIR OF ITS BOARD OF DIRECTORS

Ed Brennan to become Chairman of the Board; Gregory Fea to transition to Board member

DENVER, Colo., December 16, 2021 — NewAge, Inc. (Nasdaq: NBEV), the Colorado-based direct-to-consumer (D2C) organic and healthy products company, today announced that its Board of Directors has appointed Ed Brennan as its new Chairman. Mr. Brennan succeeds Gregory Fea, who served as Chairman of the Board since 2018. The appointment is effective January 1, 2022, after which Mr. Fea will remain a member of the Board.

“It has been a privilege to serve as NewAge’s Board Chair for the last three years,” said Mr. Fea. “I’m confident in our future and in Ed’s leadership as we continue our commitment to best practices in governance by rotating our Board leadership positions with highly qualified individuals. Ed has been a member of the Board since 2017 and has served as the chair of our compensation committee and a member of the governance committee. That experience provides a natural progression for Ed to serve as Board Chairman. We are confident that he will help ensure that our actions and decisions remain focused on the best interests of all our stakeholders in his new role.”

Mr. Brennan has extensive experience running major multinational companies, having served as Chairman and Chief Executive Officer of Duty Free Shoppers, a global luxury retailer, for more than two decades. He currently serves as Chief Executive Officer of the Miller Family Office, which provides services to the Miller family and Bob Miller, the founder of Duty Free Shoppers, in Hong Kong.

“Greg has overseen our Board during a time of tremendous growth, transitioning from a small beverage company to a leader in social selling, uplisting to the Nasdaq, and growing from a company with just over $25 million in annual revenues in 2016 to more than $400 million today. NewAge has been and will continue to be very fortunate to have Greg’s vision and voice in the boardroom,” said Mr. Brennan. “I look forward to continuing to work with him and the other directors as we continue to oversee NewAge’s next phase of growth.”

About NewAge, Inc.

NewAge is a purpose-driven firm dedicated to inspiring the planet to Live Healthy™. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide primarily through a direct-to-consumer (D2C) route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at NewAgeGroup.com.

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Investors

NewAge, Inc.

Lisa Mueller

VP, Investor Relations

ir@newage.com